Exhibit A

                                                                EXECUTION COPY


                                   Agreement

          This Agreement, dated as of March 23, 2000 (this "Agreement"), is entered into between Telescan, Inc., a Delaware corporation ("Telescan"), and GlobalNet Financial.com, Inc., a Delaware corporation (the "Company").

          WHEREAS, Telescan owns as of the date hereof 862,694 shares of common stock, par value $0.001 per share ("Common Stock") of the Company (such shares, the "Existing Shares");

          WHEREAS, pursuant to the Stock Option Agreement, dated March 31, 1999 (the "Option Agreement"), Telescan has an option (the "Option") to purchase 2,768,895 shares of Common Stock (such shares, the "Option Shares") at a purchase price of $12.00 per share (the "Exercise Price"), for an aggregate purchase price of $33,226,740;

          WHEREAS, Telescan desires to exercise the Option on the terms set forth herein and in the Option Agreement; and

          WHEREAS, the parties hereto desire to set forth additional terms of the Option, the Existing Shares, the Option Shares and certain other agreements of the parties.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     Section 1. Option Agreement. (a) The terms of the Option Agreement are incorporated herein. To the extent the terms of the Option Agreement conflict with or are inconsistent with the terms hereof, the terms hereof shall supersede the terms of the Option Agreement.

           (b) The Company represents that the number of shares currently subject to issuance to Telescan under the Option Agreement is 2,768,895 (which, together with the 862,694 shares now owned by Telescan, represent 19.9% of the outstanding shares of the Company's common stock) and that the current per share exercise price is $12.

     Section 2. Exercise of Option. Subject to Section 3 hereof, the Option shall be exercised in full by Telescan on or prior to April 4, 2000 (as such date may be extended pursuant to Section 3(b) hereof, the "Expiration Date") at an exercise price per share equal to the Exercise Price and upon such other terms and conditions set forth in the Option Agreement; provided, however, that, with respect to 986,211 Option Shares (the "Cashless Shares"), in lieu of paying the Exercise Price therefor, the number of such Cashless Shares issued by the Company to Telescan shall be reduced to a number equal to (A) 986,211 multiplied by (B) a fraction, the numerator of which is the excess of the Market Price on the date of exercise over the Exercise Price and the denominator of which is the Market Price on the date of exercise. Telescan shall pay to the Company an aggregate Exercise Price of $21,392,205 (the "Cash Exercise Price") with respect to the remaining 1,782,684 Option Shares. For purposes hereof, "Market Price" shall mean, with respect to a share of Common Stock on any date, the closing price of the Common Stock on the immediately preceding trading day, as quoted on Nasdaq.

     Section 3. Placement of Existing Shares. (a) The Company shall assist Telescan in identifying purchasers to purchase such number of Telescan's Existing Shares (the "Sales Shares") as are necessary to raise aggregate proceeds equal to the Cash Exercise Price; provided, that such purchasers shall pay an average per share purchase price of not less than 85% of the Market Price (but not more than $33 per share) on the date of such purchase. Telescan shall enter into agreements, substantially in the form of Exhibit A hereto, with such identified purchasers to provide for the sale of the such Existing Shares; provided that, in the event such agreements have not been entered into on or prior to March 29, 2000, Telescan may, in its sole discretion, choose not to sell all or part of the Sales Shares to such identified purchasers.

          (b) All of the proceeds up to $21,392,205 received by Telescan from the sale of the Sales Shares to purchasers identified by the Company shall be paid over to the Company as part of the Cash Exercise Price. In the event that any such identified purchaser of the Sales Shares fails to make payment in full in immediately available funds to Telescan at least one business day prior to the Expiration Date or the sale by Telescan to such identified purchasers yields less than $21,392,205, then the Expiration Date shall be extended as reasonably necessary for Telescan to receive such funds or to make alternative arrangements to finance the remainder of the Cash Exercise Price, but in no event shall the Expiration Date be later than May 1, 2000.

     Section 4. Transfer Restrictions. (a) Prior to January 1, 2001, Telescan agrees not to sell, transfer or otherwise dispose of any Existing Shares (other than the sale of Existing Shares necessary to finance the Cash Exercise Price pursuant to Section 3(a) hereof or otherwise) without the prior written consent of the Company (which consent shall not be unreasonably withheld in the case of any private sale in which the transferee is subject to these same restrictions); provided; however, that the restriction contained in this Section 4(a) shall not prohibit Telescan from pledging the Existing Shares to a lender, subject to these same restrictions, as collateral for a loan.

          (b) Prior to July 1, 2001, Telescan agrees not to sell, transfer or otherwise dispose of any Option Shares without the prior written consent of the Company (which consent shall not be unreasonably withheld in the case of any private sale in which the transferee is subject to these same restrictions); provided; however, that the restriction contained in this
Section 4(b) shall not prohibit Telescan from pledging the Option Shares to a lender, subject to these same restrictions, as collateral for a loan.

     Section 5. Relationship of Parties. Each party hereby represents and warrants that it is not an "affiliate" of the other party, as such term is defined in Rule 144 of the Securities Act of 1933, as amended.

     Section 6.     Miscellaneous.

          (a) Further Assurances. Each party hereto shall from time to time, at the request of another party and without further cost or expense to the party to whom such request is made, execute and deliver such other instruments and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          (b)  Governing Law.   This Agreement shall be construed under and
governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

          (c) Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Complete Agreement. This Agreement and the other instruments or agreements referred to herein contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized officers.


                               TELESCAN, INC.



                               By:  /s/ Roger C. Wadsworth
                                    -----------------------------------------
                                    Name: Roger C. Wadsworth
                                    Title: Senior V.P.


                               GLOBALNET FINANCIAL.COM, INC.



                               By:  /s/ Michael Jacobs
                                    ------------------------------------------
                                    Name: Michael Jacobs
                                    Title: Chief Financial Officer/Secretary